Exhibit 10.1
Fees and Expenses
(effective as of May 21, 2025)

Retainer:	Retainer fees are paid quarterly, at the end of each quarter. Fees are as follows:

Annual cash retainer:
Additional retainer for:
    Lead Independent Director:
    Audit and Risk Committee:
    Audit and Risk Committee chair:
    Compensation and Human Capital Committee chair:
    Nominating and Governance Committee chair:
    Policy Committee chair:
$145,000 $50,000 $15,000 $25,000 $25,000 $25,000 $25,000
Equity Grant:	Directors are awarded an annual equity grant of $182,500 in deferred stock units (“Automatic Stock Units”), awarded annually on the day of the Company’s Annual Meeting of Shareholders. The Automatic Stock Units will vest on the one year anniversary of the grant date. Directors may elect to have all or any portion of their Automatic Stock Units paid on (A) the earlier of (i) the beginning of a specified calendar year after the vesting date or (ii) their separation from service as a member of the Board or (B) the vesting date.
Deferral of Cash Retainer:	Directors may elect to defer payment of all or a portion of their cash retainer fees and any other committee retainer fees into a deferred stock unit account (“Elective Stock Units”). Elective Stock Units are awarded on a calendar quarterly basis. Directors may elect to have all or a portion of their Elective Stock Units paid on the earlier of (i) the beginning of a specified calendar year or (ii) their separation from service as a member of the Board.
Elective Deferral Program:	Directors may elect to defer to a later year all or a portion of their annual cash retainer and any other fees payable for their Board service into alternative investment options similar to the options available under Northrop Grumman’s Savings Excess Plan.
Stock Ownership:	All directors are required to own Company stock in an amount equal to five times the annual cash retainer, with such ownership to be achieved within five years of the director’s election to the Board. Deferred stock units and Company stock owned outright by the director will count towards this requirement.